EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Navistar International Corporation:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 2-70979, 33-26847, 333-29301, 333-77781, 333-86756, 333-86754, 333-113896, 333-162266 and 333-166273) and on Form S-3 (No. 333-162588) of Navistar International Corporation of our report dated December 21, 2010, with respect to the Consolidated Balance Sheets of Navistar International Corporation and subsidiaries as of October 31, 2010 and 2009, and the related Consolidated Statements of Operations, Stockholders’ Deficit, and Cash Flows for each of the years in the three-year period ended October 31, 2010 and the effectiveness of internal control over financial reporting as of October 31, 2010, which report appears in the October 31, 2010 annual report on Form 10-K of Navistar International Corporation.

As described in Note 1 and Note 11 to the accompanying consolidated financial statements, the Company adopted new guidance on the accounting for convertible debt instruments as of November 1, 2009. Also, as described in Note 1 to the accompanying consolidated financial statements, the Company adopted new guidance on noncontrolling interests as of November 1, 2009.

/s/ KPMG LLP

Chicago, Illinois

December 21, 2010

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